Exhibit 99.1

Executive Offices	For Further Information Contact:
One Parkway North Blvd.	Cody Phipps
Suite 100	President and Chief Executive Officer
Deerfield, IL 60015-2559	or
Todd Shelton
Senior Vice President and Chief Financial Officer
847-627-7000

United Stationers Hires Ieuter as Chief Accounting Officer

Deerfield, Ill. – June 4, 2014 – United Stationers (NASDAQ: USTR) today announced that Christine S. Ieuter will join the company as vice president, controller and chief accounting officer, effective July 14. Ieuter replaces Kenneth M. Nickel who announced in March that he was leaving the company.

After leaving her 7-year career in public accounting, which included working at Ernst & Young LLP and Price Waterhouse LLP (now PricewaterhouseCoopers LLP), Ieuter was the director of SEC reporting, as well as the director of investor relations at The Allstate Corporation before serving in her current position as director of corporate finance.

Ieuter earned a master of business administration at the University of Illinois at Chicago and a bachelor of arts, accounting from Central College of Iowa. She is a Certified Public Accountant.

“Christine is a broadly experienced CPA who has held positions in the control, financial reporting, investor relations, and audit functions. We are pleased to have her join our team and lead our corporate accounting, tax, and financial reporting organizations,” said Todd A. Shelton, United Stationers’ senior vice president and chief financial officer.

Company Overview

United Stationers Inc. is a leading supplier of business essentials, with 2013 net sales of $5.1 billion. The company stocks a broad assortment of over 140,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. The Company’s network of 64 distribution centers allows it to deliver these products to approximately 25,000 reseller customers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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